Exhibit 99.1
NEWS

Contact:	Media:	Equity Investment	Fixed Income	Investor Inquiries:
	Becky Sanch	Community:	Investment Community:	Georgeson, Inc.
	1.313.594.4410	Larry Heck	Rob Moeller	1.888.605.7541
	bsanch@ford.com	1.313.594.0613	1.313.621.0881
		fordir@ford.com	fixedinc@ford.com
FOR IMMEDIATE RELEASE
FORD ANNOUNCES RESULTS OF CONVERSION OFFER RELATED TO TRUST PREFERRED SECURITIES
DEARBORN, Mich., Aug. 1, 2007 — Ford Motor Company [NYSE: F] (“Ford”) today announced the results of its offer related to the 6.50% Cumulative Convertible Trust Preferred Securities of Ford’s wholly owned subsidiary trust, Ford Motor Company Capital Trust II. Ford had offered to pay a premium consisting of 1.7468 shares of Ford common stock valued at $14.25 to holders who elected to convert their trust preferred securities to shares of Ford common stock in accordance with the terms of the offer. The conversion offer expired at 5:00 p.m., New York City time, on Tuesday, July 31, 2007.
On Aug. 1, 2007, Ford accepted for conversion all trust preferred securities that were validly tendered and not withdrawn as of the expiration of the conversion offer. Based on a final count by Computershare Shareholders Services, Inc., the conversion agent for the conversion offer, 42,543,071 trust preferred securities, with an aggregate liquidation preference of about $2.1 billion and representing approximately 43% of the issued and outstanding trust preferred securities, were tendered and accepted for conversion. This will result in the issuance of an aggregate of 194,494,157 shares of Ford common stock, consisting of 120,179,921 shares issued pursuant to the conversion terms of the trust preferred securities and 74,314,236 shares issued as the premium paid for conversion. Delivery of the shares of common stock in exchange for accepted trust preferred securities will be made by Computershare Shareholders Services, Inc. on Aug. 3, 2007. Upon settlement of the conversion offer, 57,455,429 trust preferred securities with an aggregate liquidation preference of about $2.9 billion will remain outstanding.

Ford Motor Company Capital Trust II, a statutory business trust, was formed in 2001 under the laws of the state of Delaware and is a wholly-owned subsidiary of Ford Motor Company. Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents. With about 260,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company LLC.
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